Exhibit 11.2

GALMED PHARMACEUTICALS LTD.

POLICY STATEMENT ON INSIDE INFORMATION AND INSIDER TRADING

In the course of your service for or employment with Galmed Pharmaceuticals, Ltd. (“Galmed”) and its subsidiaries, including Galmed Research and Development Ltd., Galmed International Limited, Galmed 2000 Inc. and Galmed Medical Research Ltd., you are likely to use or have access to information about Galmed that is not generally available to the public. Because of your relationship with Galmed, you have certain responsibilities under the U.S federal securities laws with respect to inside information. The purpose of this Policy Statement on Inside Information and Insider Trading (this “Policy Statement”) is to outline Galmed’s policies regarding the protection of “inside information” and trading and “tipping”, as well as the expected standards of conduct of Galmed directors, “management insiders”, “financial insiders”, “systems insiders”, or “other insiders” (as each term is defined below) with respect to these highly sensitive matters. The Policy Statement explains your obligations under the law and Galmed’s policies. You should read this Policy Statement carefully and comply with it at all times.

I. SUMMARY OF POLICY STATEMENT

To avoid the appearance of impropriety, all rules set forth in this Policy Statement will apply not only to you, but also to all members of your family who reside in the same household.

Galmed’s policy regarding securities trading can be summarized by four important rules:

●	You may not trade in securities of Galmed at any time that you possess material, non-public information (what is described below as “inside information”) about Galmed.

●	You may not convey to any other person (“tip”) inside information about Galmed.

●	Assuming that you do not possess inside information about Galmed, if you are (a) a member of the Board of Directors of Galmed, a management insider, financial insider, systems insider, or other insider, you may trade in securities of Galmed only during the period beginning 24 hours after the public release of Galmed’s quarterly and annual earnings and ending on the tenth day following the end of the third month of Galmed’s fiscal quarter (the “trading window”), and (b) a member of the Board of Directors of Galmed or a management insider, you may trade in securities of Galmed only after, and only during the period of time as to which, you have obtained clearance from Galmed’s Chief Financial Officer (or in his or her absence, the Chief Operating Officer or the Chief Executive Officer) that such transaction would not violate this Policy Statement (Galmed’s Chief Financial Officer must obtain approval from the Chief Executive Officer for his or her own trades); however, trading windows and “blackout periods” (as defined below) will not apply, and pre-clearance will not be required with respect to, trading pursuant to the Rule 10b5-1 arrangements described in Annex A.

●	The term “management insider” means (i) Galmed’s Chief Executive Officer, Chief Medical Officer, Chief Operating Officer, Chief Financial Officer and Secretary, and other similarly situated individuals holding similar positions within its subsidiaries with access to inside information regarding Galmed or any of its subsidiaries, and (ii) the following Corporate or Divisional officers of Galmed: Vice President – Regulatory, Vice President – Drug Development and Vice President – Corporate Development (or in his or her absence, the individual performing similar functions for Galmed).

●	The term “financial insider” means Galmed’s Chief Operating Officer, Treasurer, if any, Controller, Internal Auditor, bookkeeper or any other similarly situated individuals with access to inside information due to their financial and/or accounting permissions and who are given written notice from the Chief Financial Officer that such persons are deemed to be “financial insiders”, which status shall continue until a contrary written notice shall have been issued by the Chief Financial Officer.

●	The term “systems insider” means any accounting systems manager, computer systems manager or other similarly situated individuals with access to inside information due to their systems permissions and who are given written notice from the Chief Financial Officer that such persons are deemed to be “systems insiders”, which status shall continue until a contrary written notice shall have been issued by the Chief Financial Officer.

●	The term “other insider” means other employees or other individuals, as determined by the Chief Financial Officer, who are asked to work on sensitive projects or transactions, or who gain access to inside information in connection with a specific project or transaction, and who are given written notice from the Chief Financial Officer that such persons are deemed to be “other insiders”, which status shall continue until a contrary written notice shall have been issued by the Chief Financial Officer. The Chief Financial Officer shall provide this Policy Statement to all such “other insiders.”

The foregoing rules are only a summary. You must comply with all of the policies set forth below in Section III, which contains Galmed’s complete Policy Statement on inside information and insider trading.

II. INSIDE INFORMATION

A. What is Inside Information?

Inside information is material information about Galmed that is not available to the public. Information generally becomes available to the public when it has been disclosed by Galmed or third parties in a press release or other public statement or filing, including, without limitation, any public filing with the Securities and Exchange Commission (the “SEC”) or the Israeli Securities Authority, or a posting on the Galmed website. In general, information is considered to have been made available to the public 24 hours after the formal release of the information. In other words, there is a presumption that the public needs 24 hours to receive and absorb such information.

B. What is Material Information?

As a general rule, information about Galmed is material if it could reasonably be expected to affect someone’s decision to buy, hold, or sell securities of Galmed. For example, information generally is considered to be material if its disclosure to the public would be reasonably likely to affect (1) an investor’s decision to buy or sell the securities of the company to which the information relates, or (2) the market price of that company’s securities. While it is not possible to identify in advance all information that will be deemed to be material, some examples of such information would include the following: earnings and other financial information; regulatory approvals and rejections; study and test results and analysis; major or otherwise material collaborations, partnerships or licensing transactions; major acquisitions or dispositions; governmental investigations; class action lawsuits; and changes in senior management.

It can sometimes be difficult to know whether information would be considered material. The determination of whether information is material is almost always clearer after the fact, when the effect of that information on the market can be quantified. Although you may have information about Galmed that you do not consider to be material, federal regulators and others may conclude (with the benefit of hindsight) that such information was material. Therefore, trading in securities of Galmed when you possess non-public information about Galmed can be risky. When doubt exists, the information should be presumed to be material. If you are unsure whether information of which you are aware is material or non-public, you should consult with Galmed’s Chief Financial Officer.

C. What is the Penalty for Insider Trading?

Trading on inside information is a crime. The seriousness of insider trading is reflected in the penalties that it carries. Galmed and its directors, management insiders, financial insiders, systems insiders and other insiders may be liable. If an individual’s insider trading is found to be a willful violation of SEC insider trading rules, he or she may be penalized up to $5,000,000 or imprisoned for up to 20 years.

The SEC also has the authority to seek a civil monetary penalty of up to three times the amount of the profit gained or loss avoided as a result of an individual’s insider trading. In addition, civil enforcement actions by the SEC are not subject to the statute of limitations. The SEC may also impose control person liability on Galmed for up to the greater of $1,000,000 or three times the amount of profit gained or loss avoided by insider trading. “Profit gained” or “loss avoided” is defined as the difference between the purchase or sale price of the security and its value as measured by the trading price of the security a reasonable period after public dissemination of the nonpublic information. The SEC is authorized to pay a bounty of between 10% and 30% of the monetary sanctions collected in actions brought by the SEC and related actions brought by other regulatory and law enforcement authorities to persons who provided the information leading to the imposition of such penalty. In addition to civil penalties, the SEC may seek other relief such as an injunction against future violations and disgorgement of profits resulting from illegal trading. Finally, private parties may bring actions against any person purchasing or selling a security while in the possession of inside information.

Any director, management insider, financial insider, systems insider or other insider who violates the prohibitions against insider trading or knows of such violation by any other persons must report the violation immediately to Galmed’s Chief Financial Officer. Upon learning of any such violations, Galmed will determine appropriate action.

The SEC, the U.S. Department of Justice and the Financial Industry Regulatory Authority have committed large staffs, computer investigative techniques, and other resources to the detection and prosecution of insider trading cases. Criminal prosecution and the imposition of fines and/or imprisonment is commonplace.

For all of these reasons, both you and Galmed have a significant interest in ensuring that insider trading is scrupulously avoided.

D. How Should Material Information be Safeguarded?

Before material information relating to Galmed or its business has been disclosed to the general public, it must be kept in strict confidence. Such information should be discussed only with persons who are employed by or represent Galmed who have a “need to know” and should be confined to as small a group as possible. The utmost care and circumspection must be exercised at all times. Therefore, conversations in public places, such as elevators, restaurants, and airplanes, as well as conversations on mobile phones, should be limited to matters that do not involve information of a sensitive or confidential nature. In addition, you should not transmit sensitive or confidential information through the Internet (including on public or personal blogs and social media sites) or any electronic mail system that is not secure.

To ensure Galmed’s confidences are protected to the maximum extent possible, no individuals other than specifically authorized personnel may release material information to the public or respond to inquiries from the media, analysts, or others outside Galmed. If you are contacted by the media or by an analyst seeking information about Galmed, refer the call to Galmed’s Chief Financial Officer (or in his or her absence, the individual performing similar functions for Galmed).

In addition, to avoid improper conduct or the appearance of impropriety, directors and management insiders and, in appropriate circumstances, financial insiders, systems insiders and other insiders, will be prohibited by Galmed from buying or selling securities of Galmed during times when Galmed is most likely to have inside information available; these additional black-out periods will be imposed because these persons generally have access to financial or other sensitive information about Galmed.

On occasion, it may be necessary for legitimate business reasons to disclose inside information to persons outside Galmed. Such persons might include legal advisors, financial advisors, commercial bankers, investment bankers, or other companies seeking to engage in a joint goal with Galmed. In such circumstances, the information should not be conveyed until an express understanding has been reached that such information is not to be used for trading purposes and may not be further disclosed other than for legitimate business reasons.

III. STATEMENT OF POLICY

1. For purposes of this Policy Statement, all references to “you” shall mean you, as well as any family members that reside in the same household as you.

2. You may not buy or sell the securities of Galmed when you are in possession of inside information about Galmed or during a blackout period. The insider trading rules apply both to securities purchases and securities sales, regardless of how or from whom the inside information has been obtained.

3. Assuming that you do not possess inside information about Galmed, if you are (a) a member of the Board of Directors of Galmed, a management insider, financial insider, systems insider, or other insider, you may trade in securities of Galmed only during the trading window, and (b) a member of the Board of Directors of Galmed or a management insider, you may trade in securities of Galmed only after, and only during the period of time as to which, you have obtained clearance from Galmed’s Chief Financial Officer (or in his or her absence, the Chief Operating Officer or the Chief Executive Officer) that such transaction would not violate this Policy Statement (Galmed’s Chief Financial Officer must obtain approval from the Chief Executive Officer for his or her own trades); however, blackout periods will not apply, and pre-clearance will not be required with respect to, trading pursuant to the Rule 10b5-1 arrangements described in Annex A. A form of Request for Approval to Trade in the Securities of Galmed Pharmaceuticals Ltd. is attached for your convenience. Of course, even if you receive clearance, you may make such trades only so long as you are not trading in violation of the policy set forth in paragraph 2 above. Notwithstanding the foregoing, you may exercise your vested Galmed stock options at any time, but you may not sell the underlying securities purchased upon exercise except in accordance with this Policy Statement.

4. Galmed from time to time may impose a trading freeze on all directors and management insiders and, in appropriate circumstances, on financial insiders, systems insiders and other insiders, due to a significant unannounced corporate development. These trading freezes, known as “blackout periods,” may vary in length.

5. You may not tip inside information to any other person by providing them with inside information about Galmed or assisting them in any way. The concept of unlawful tipping includes passing on such information to friends, family members or acquaintances under circumstances that suggest that you were trying to help them make a profit or avoid a loss. You may, of course, provide such information to other Galmed employees or representatives on a “need to know” basis in the course of performing your job with Galmed.

6. All inquiries for information about Galmed from any representative of the press or other media, an analyst, or other persons outside of Galmed (other than publicly available information that an employee is authorized to disseminate in the ordinary course of his or her duties) must be directed to Galmed’s Chief Financial Officer (or in his or her absence, the individual performing similar functions for Galmed).

7. You must observe the foregoing policies and procedures at all times. Your failure to do so will be grounds for disciplinary action, up to and including dismissal. You must promptly report to Galmed’s Chief Financial Officer any trading in securities of Galmed by Galmed personnel or disclosure of inside information by Galmed personnel that you have reason to believe may violate this Policy Statement or the securities laws of the United States.

8. This Policy Statement also applies to trading in the securities of other issuers that are vendors, customers, or other business partners of Galmed as to which a person subject to this Policy Statement becomes aware of inside information in the course of his or her duties for Galmed.

IV. ADDITIONAL PROHIBITED TRANSACTIONS

Galmed considers it improper and inappropriate for any Galmed insider to engage in short-term or speculative transactions in Galmed’s securities. It therefore is Galmed’s policy that Galmed directors, management insiders, financial insiders, systems insiders and other insiders may not engage in any of the following transactions:

Publicly Traded Options. A transaction in publicly-traded options to purchase or sell Galmed securities is, in effect, a bet on the short-term movement of such Galmed securities and therefore may create the appearance that you are trading based on material nonpublic information. Transactions in options also may focus your attention on short-term performance at the expense of Galmed’s long-term objectives. Accordingly, transactions in options, puts, calls or other derivatives of Galmed securities, on an exchange or in any other organized market, are prohibited by this Policy Statement. Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”

Short Sales. Short sales of Galmed securities (i.e., the sale of a security that the seller does not own) evidence an expectation on the part of the seller that the securities will decline in value and therefore signal to the market that the seller does not have confidence in Galmed or its prospects. In addition, short sales may reduce the seller’s incentive to seek to improve Galmed’s performance. For these reasons, short sales of Galmed’s securities are prohibited by this Policy Statement.

Hedging Transactions. Certain forms of hedging or monetization transactions with respect to Galmed’s securities, such as prepaid variable forwards, equity swaps and collars, allow an insider to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the insider to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the insider may no longer have the same objectives as Galmed’s other shareholders. Therefore, these transactions are prohibited under this Policy Statement.

Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Galmed securities, Galmed directors, management insiders, financial insiders systems insiders and other insiders are prohibited from holding Galmed securities in a margin account or pledging Galmed securities as collateral for a loan. An exception to this prohibition may be granted where a person wishes to pledge Galmed securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities or if the pledge is effected under a Rule 10b5-1 trading plan established in accordance with Annex A. Any person who wishes to pledge Galmed securities as collateral for a loan must submit a request for approval to the Chief Financial Officer at least ten business days prior to the proposed execution of documents evidencing the proposed pledge.

V. CERTIFICATION

You must sign, date, and return the attached Certification stating that you received Galmed’s Policy Statement regarding insider trading and the preservation of the confidentiality of inside information and related procedures, and you agree to comply with it. Please note that you are bound by the Policy Statement whether or not you sign the Certification.

CERTIFICATION

I hereby certify that I:

a.	have read and understand the Policy Statement on Inside Information and Insider Trading for Directors, Management Insiders, Financial Insiders, Systems Insiders and Other Insiders and related procedures, a copy of which was distributed with this Certificate;

b.	have complied with the policies and procedures set forth in the Policy Statement;

c.	will continue to comply with the policies and procedures set forth in the Policy Statement;

d.	will request from the Chief Financial Officer prior clearance of all proposed acquisitions or dispositions of securities of Galmed as required by the Policy Statement; and

e.	will engage in acquisitions or dispositions of securities of Galmed only on the dates permitted.

Signature:

Name:

Title:

Date:

REQUEST FOR CLEARANCE TO TRADE

Request for Clearance to Trade
in the Securities of Galmed Pharmaceuticals Ltd.

Name of Insider: ___________________________________
Print Name

I hereby request clearance for me (or a member of my immediate family or household) to execute the following transaction or transactions relating to the securities of Galmed Pharmaceutics Ltd.:

FOR INFORMATIONAL PURPOSES ONLY:

Type of transaction (circle one):

PURCHASE

OPEN MARKET SALE

SALE OF SHARES ISSUED UPON EXERCISE OF OPTIONS

OTHER

Number of Shares: _________________________________
Other (please explain): ______________________________

Name of beneficial owner if other than yourself _______________________________
Relationship of beneficial owner to you ____________________________________

Signature: _____________________________________	Date: _____________________

This authorization is valid only during the “trading window” and until the commencement of a “blackout period,” each as defined in Galmed’s Policy Statement on Inside Information and Insider Trading.

Approved by:
Name:
Title:
Date:

THIS IS NOT AN AUTHORIZATION FROM THE INSIDER TO TRADE THE SECURITIES DESCRIBED ABOVE

ANNEX A

SEC Rule 10b5-1 Trading Arrangements

Rule 10b5-1 promulgated under the Exchange Act of 1934, as amended (“Rule 10b5-1”), protects individuals from insider trading liability under Rule 10b-5 for transactions under a previously established contract, plan or instruction that satisfies the requirements of Rule 10b5-1. Rule 10b5-1 presents an opportunity for insiders to establish arrangements to sell (or purchase) securities of Galmed without the sometimes arbitrary restrictions imposed by trading windows and blackout periods—even when there is undisclosed material information. Such 10b5-1 arrangements may include blind trusts, other trusts, pre-scheduled stock option exercises and sales, pre-arranged trading instructions, and other brokerage and third party arrangements.

Potential Pitfalls

First, the arrangement must satisfy the requirements of Rule 10b5-1. The plan must be documented, bona fide and previously established (at a time when the insider did not possess inside information) and must specify the price, amount and date of trades or provide a formula or mechanism to be followed.

Second, Rule 10b5-1 only provides an “affirmative defense” (which must be proven) in the event there is an insider-trading lawsuit. It does not prevent someone from bringing a lawsuit, and it does not prevent the media from writing about the sales.

The Board of Directors has provided in Galmed’s Policy Statement on Inside Information and Insider Trading (the “Policy Statement”) to permit transactions that comply with Rule 10b5-1. Galmed does not want to impede your ability to engage in sales or purchases of securities of Galmed (e.g., for financial and estate planning purposes). However, in order to reduce the risk of litigation and bad press, and to preserve the hard-earned good name of our company and our people, we are adopting procedural requirements that are essentially an extension of Galmed’s current pre-clearance procedure for transactions in securities of Galmed:

Galmed must pre-approve any plan, arrangement, trading instructions, etc. involving potential sales (or purchases) of securities of Galmed or option exercises, sales, etc. (including, but not limited to, blind trusts, discretionary accounts with banks or brokers, limit orders, hedging strategies, etc.). You must still adhere to this prior approval procedure even where, for example, you are assured that a major law firm has blessed the trading arrangement that a brokerage firm or bank may be suggesting. (Note that the actual transactions effected pursuant to a pre-approved plan will not be subject to Galmed’s trading window, blackout periods or pre-clearance procedures for transactions in securities of Galmed.)

We will want to:

1.	Review Proposed Arrangement. We must satisfy ourselves that the arrangement will not place Galmed’s good name or yours in jeopardy.

2.	Add Additional Safeguards. To reduce exposure, we will need to make sure, for example, that at the time you enter into an arrangement (or at any time that you wish to terminate or modify a prior instruction or plan), there is no material information about Galmed that has not been publicly disclosed. If there is undisclosed material information (even if you are not aware of it), you would need to wait until that information has been disclosed. It may also be advisable that there be an interval between establishment of the plan and the first transaction. In general, the plans should also be established only during Galmed’s released trading window periods (the period beginning 24 hours after the public release of Galmed’s earnings and ending on the tenth day following the end of the third month of each fiscal quarter).

3.	Consider a Public Announcement. We will consider in each case whether public announcement of a trading plan should be made (via press release, web site, etc.). In addition, when applicable, a statement should be included in your Form 144, if applicable, indicating that sales are pursuant to a pre-existing plan.

4.	Establish Rule 144 and other Procedures. Also, we will need to establish a procedure with whomever is handling your transactions to ensure compliance with SEC Rule 144, if applicable, at the time of any sale.

Some of the Opportunities

A pre-arranged trading program (in which your instructions are irrevocable), properly structured, can be a safer way to insulate insiders from potential insider trading liability than our current system of trading windows and blackout periods.

An Ongoing Periodic Sale Program

With a trading plan, for example, it becomes clearer to the investing public (and potential plaintiffs) that your sales are simply part of a pre-established plan and are not being prompted by your knowledge of current developments within Galmed, or your feelings about Galmed’s prospects. Indeed, for some insiders who may have been reluctant to sell any securities for fear of the message it might send to the market, Rule 10b5-1 may well present an opportunity to establish an acceptable diversification program. Pre-arranged sales over a period of time would also reduce any argument by a plaintiff’s attorney that there was incentive at a particular time for Galmed to manipulate earnings or disclosures in connection with a sale.

Stock Option Exercises and Sales

A program could include instructions for periodic exercise and same-day sales of your stock options, which could be conditioned on a minimum stock price established in your instructions. For example, you could specify that sales be limited to the number of shares necessary to cover the option exercise price and taxes dues.

Discretionary Accounts and Other Arrangements with Brokers

A true discretionary account (like a blind trust where the trustee has complete discretion) should satisfy Rule 10b5-1. Good-till-canceled orders, as well as limit orders, should also work (as long as the instruction is not changed at a time when there is undisclosed material inside information). While discretionary accounts might work in theory, Galmed would not be inclined to approve such an arrangement where the broker has a close relationship with the client that could undermine the affirmative defense in the event of litigation.

Pledging Company Stock to Secure Margin or Other Loans

Problems often arise when there is a margin maintenance call and the broker seeks to liquidate the collateral. The broker’s sales would be attributable to the insider under Rule 144, if this rule is applicable to you. While a margin sale by the broker may be attributable to the insider under Rule 10b-5, the pledge arrangement may fall within Rule 10b5-1, provided at the time of the pledge the insider irrevocably instructs the broker to sell the shares in the event of a margin call (without substituting other collateral). Any pledges will be subject to our pre-clearance policy and must be approved on a case-by-case basis. See Section IV of the Policy Statement for additional information on margin accounts and pledges.

Put and Call Options and Other Hedging Transactions

The Policy Statement prohibits our insiders from engaging in put and call options and other hedging transactions involving securities of Galmed.

Frequently Asked Questions on Insider Trading

Transactions Subject to the Policy

Does the Policy Statement apply to the exercise of employee stock options?

The exercise of employee stock options is exempt from this Policy Statement because the exercise price of an option is fixed at the time of grant and does not fluctuate with the market. As a result, you may always adopt an “exercise and hold” strategy. However, the sale of the underlying stock is subject to the Policy Statement. Thus, the use of Galmed stock to pay the exercise price of an option and a “cashless exercise” of an option are also subject to the Policy Statement.

Does this Policy Statement apply to the sale of restricted stock?

Yes, the Policy Statement applies to the sale of restricted stock even if you are selling shares to satisfy your tax obligations to Galmed.

Tipping

What is tipping?

Tipping refers to the transmission of material non-public information from an insider to another person. Sometimes this involves a deliberate conspiracy in which the tipper passes on information in exchange for a portion of the “tippee’s” illegal trading profits. Even if there is no expectation of profit, however, a tipper can have liability if he or she has reason to know that the information may be misused.

Materiality

I know all sorts of things about Galmed. How do I know what’s “material”?

The Supreme Court of the United States says that information is material if a reasonable investor would consider it important in deciding whether to buy or sell a security. At Galmed we have determined that our quarterly and annual earnings information is material. Other information is evaluated by management on a case-by-case basis but could include the following:

●	regulatory investigations;

●	significant changes in earnings, financial results and/or financial condition and financial guidance;

●	stock splits;

●	changes in senior management;

●	regulatory approvals and rejections;

●	study and test results and analysis;

●	major or otherwise material collaborations, partnerships or licensing transactions;

●	significant mergers, acquisitions, reorganizations, dispositions of assets or joint ventures; and

●	significant increases or decreases in the amount of outstanding securities or indebtedness.

If you are at all unsure about whether you have material inside information, the safe approach is to discuss it with Galmed’s Chief Financial Officer.

Other Considerations

My spouse is employed by a publicly traded corporation and we own stock in my spouse’s employer. Does the Policy Statement prohibit us from trading in stock of my spouse’s employer?

The Policy Statement would not prohibit you or your spouse from trading in securities of your spouse’s employer. However, you should carefully review the insider trading policy of your spouse’s employer to be sure that you are complying with both policies in all of your trades. Furthermore, you should never trade in the securities of any company while in possession of inside information about such company.

Enforcement Practices

I only own a few hundred shares. The SEC doesn’t go after small fish like me?

The SEC has prosecuted numerous cases involving relatively small amounts of shares and/or money.

If I pass information to others but don’t trade myself, no one will be able to figure it out, so this is ok, right?

The SEC has sophisticated and ingenious methods for identifying unusual trading patterns and tracing them to their source. They have the ability to subpoena telephone records, bank and brokerage statements, personal files, electronic mail files, and anything else that may help them to make a case. The SEC has the resources to establish the connection to you.

Further Information

Who should I contact if I have questions regarding Galmed’s insider trading policy or the Policy Statement?

Please contact Galmed’s Chief Financial Officer.

Where do I go for the most current version of Galmed’s insider trading policy or the Policy Statement?

Please contact Galmed’s Chief Financial Officer.